DISTRIBUTION AND SERVICE PLAN

This Distribution and Service Plan (the “Plan”) has been adopted, on the following terms and conditions, by the Board of Trustees (the “Trustees”) of Montage Managers Trust (the “Trust”), a registered, open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to Rule l2b-1 under the 1940 Act and is effective with respect to the shares of beneficial interest (“Shares”) of each series of the Trust identified in Exhibit A hereto (each, a “Fund” and together the “Funds”). In adopting this Plan, the Trustees have determined that there is a reasonable likelihood that adoption of the Plan will benefit each such Fund and its shareholders.

The Trust has entered into a Distribution Agreement with Foreside Fund Services, LLC (the “Distributor”), pursuant to which the Distributor will act as the distributor with respect to the creation and distribution of Creation Unit aggregations of Shares (the “Creation Units”) of the Funds as described in the Trust’s registration statement under the 1940 Act and under the Securities Act of 1933, as amended (the “Registration Statement”). Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Registration Statement.

1.    Payments.

(a)    Subject to the limitations of applicable law and regulations, each Fund is authorized to compensate the Distributor up to a maximum amount of 0.25% per annum of each Fund’s average daily net assets to finance any activity primarily intended to result in the sale of Creation Units of each Fund or for providing or arranging for others to provide shareholder services and for the maintenance of shareholder accounts. Such activities may include, but are not limited to: (i) delivering copies of the Fund’s then current reports, prospectuses, notices, and similar materials, to prospective purchasers of Creation Units of the Fund; (ii) marketing and promotional services, including advertising; (iii) paying the costs of and compensating others, including Authorized Participants with which the Distributor has entered into written Authorized Participant Agreements, for performing shareholder servicing on behalf of the Fund; (iv) compensating certain Authorized Participants for providing assistance in distributing the Creation Units of the Fund, including the travel and communication expenses and salaries and/or commissions of sales personnel in connection with the distribution of the Creation Units of the Fund; (v) payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, mutual fund supermarkets and the affiliates and subsidiaries of the Trust’s service providers as compensation for services or reimbursement of expenses incurred in connection with distribution assistance; (vi) facilitating communications with beneficial owners of Shares of the Fund, including the cost of providing (or paying others to provide) services to beneficial owners of Shares, such as but not limited to, assistance in answering inquiries related to Fund shareholder accounts, and (vi) such other services and obligations with respect to the Fund as are set forth in the Distribution Agreement.

(b)    Upon the approval of the Board of Trustees, including the Trustees that are not “interested persons” (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the “Independent Trustees”), of payment of fees under this Plan, the fee specified in paragraph (a) shall be accrued daily in a manner specified in the Trust’s Declaration of Trust and the Funds’ current prospectus, and paid monthly. The payment of fees to the Distributor is subject to compliance by the Distributor with the terms of the Distribution Agreement.

(c)    In addition, each Fund’s investment adviser (the “Adviser”) or the Distributor may make payments from time to time from its own resources, which may include any management fee or any distribution fee received from the Trust, and past profits, for any of the foregoing purposes. Such payments shall not increase the amount which the Funds are required to pay to the Adviser or the Distributor for any fiscal year under the Advisory Agreement or Distribution Agreement in effect for that year.

(d)    The Distributor may use all or any portion of the amount received pursuant to this Plan to compensate securities dealers or other persons that are Authorized Participants for providing distribution assistance, including broker-dealer and shareholder support and educational and promotional services, pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under paragraph 1(a) hereof.

2.    Written Agreements. All written agreements relating to this Plan entered into between either the Trust or the Distributor and Authorized Participants or other organizations must be in a form satisfactory to the Trustees.

3.    Effective Date. This Plan shall become effective with respect to each Fund as of the effective date indicated in Exhibit A upon approval by a vote of both a majority of the Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

4.    Term. This Plan shall, unless terminated as hereinafter provided, remain in effect with respect to a Fund for one year from its effective date and shall continue thereafter, provided that its continuance is specifically approved at least annually by a vote of both a majority of the Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

5.    Amendment. This Plan may be amended at any time by the Trustees, provided that (a) any amendment to increase materially the amount to be spent for the services to a Fund provided for in paragraph 1 hereof shall be effective only upon approval by a vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Fund, and (b) any material amendment of this Plan shall be effective only upon approval by a vote of both a majority of the Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such amendment.

6.    Termination. This Plan may be terminated at any time with respect to any Fund, without payment of any penalty, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Fund. In the event of termination or non-continuance of this Plan with respect to a Fund, the Trust may reimburse any expense which it incurred prior to such termination or non-continuance, provided that such reimbursement is specifically approved by both a majority of the Trustees and a majority of the Independent Trustees.

7.    Assignment. Except as otherwise provided in the 1940 Act, this Plan will not be terminated by an assignment of the Distribution Agreement; however, any agreement under the Plan will terminate in the event of the agreement’s assignment.

8.    Reports. While this Plan is in effect, the Distributor shall provide to the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

9.      Records. The Trust shall preserve copies of this Plan, each agreement related hereto and each report referred to herein for a period of at least six (6) years from the date of the Plan, agreement and report, the first two (2) years in an easily accessible place.

10.    Independent Trustees. While this Plan is in effect, the selection and nomination of Independent Trustees shall be committed to the discretion of the Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act).

11.    Severability. If any provision of the Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Adopted: ___________, 2015

Exhibit A

Fund	Effective Date
North American Pipeline Fund	XX/XX/XXXX